Exhibit 99.2

First Horizon National Corporation and IBERIABANK Corporation Complete Merger of Equals

MEMPHIS, Tenn. & LAFAYETTE, La., July 2, 2020 -- First Horizon National Corp. ("First Horizon") (NYSE: FHN) and IBERIABANK Corporation ("IBERIABANK") (NASDAQ: IBKC) today announced completion of their previously announced all-stock merger of equals. The combined company, with $79 billion in assets, $60 billion in deposits and $58 billion in loans as of March 31, 2020, will be headquartered in Memphis, Tennessee and operate under the First Horizon name.

“The completion of this merger marks a significant milestone for our clients, associates, shareholders and communities,” said Bryan Jordan, President and CEO of First Horizon. “The combined company’s enhanced scale, diversified business model and expertise in financial services uniquely position us to better serve our clients and communities, accelerate our growth and create long-term shareholder value.”

Daryl G. Byrd, Executive Chairman of the Board of First Horizon, commented, “This extraordinary combination reflects hard work, dedication and collaboration across the platforms as we work to build a premier southern-based bank. With the incredible legacies of both organizations as our foundation, we plan to combine the best of both companies to position us for success in this rapidly evolving world.”

“Clients can count on us to keep them informed and prepared,” Jordan commented. “Ensuring that the transition and conversion are as seamless as possible is a top priority.”

Clients will continue to be served through their respective First Horizon or IBERIABANK branches, websites, mobile apps, financial advisors and relationship managers until systems are integrated. IBERIABANK will adopt the First Horizon name following operating systems conversion, which is expected to occur in mid-2021. For convenience, clients can continue to use the full ATM network of both banks for cash withdrawals at no charge. As the various systems of each bank are integrated and converted over the next year or so, affected clients will be notified of the changes.

Executive Leadership

The Executive Leadership team is comprised of members from both companies, including:

•	Terry Akins, Chief Risk Officer
•	Beth Ardoin, Chief Communications Officer
•	Michael Brown, President, Regional Banking
•	Daryl Byrd, Executive Chairman of the Board
•	Bryan Jordan, President and Chief Executive Officer
•	Tammy LoCascio, Chief Human Resources Officer
•	William C. Losch, III, Chief Financial Officer

•	David Popwell, President, Specialty Banking
•	Anthony Restel, Chief Operating Officer
•	Susan Springfield, Chief Credit Officer
•	Vernon H. Stafford, Jr., Chief Audit Executive

Board of Directors

The combined company’s Board of Directors consists of 17 members with nine directors from First Horizon and eight directors from IBERIABANK, including:

•	Harry V. Barton, Jr.
•	Kenneth A. Burdick
•	Daryl G. Byrd (Executive Chairman of the Board)
•	John N. Casbon
•	John C. Compton
•	Wendy P. Davidson
•	William H. Fenstermaker
•	D. Bryan Jordan
•	J. Michael Kemp, Sr.
•	Rick E. Maples
•	Vicki R. Palmer
•	Colin V. Reed (Lead Director)
•	E. Stewart Shea, III
•	Cecelia D. Stewart
•	Rajesh Subramaniam
•	Rosa Sugrañes
•	R. Eugene Taylor

Under the terms of the merger agreement, IBERIABANK shareholders received 4.584 shares of First Horizon for each IBERIABANK share they own. Approximately 56% of the combined company is held by legacy First Horizon shareholders with approximately 44% held by legacy IBERIABANK shareholders.

Shares of IBERIABANK ceased trading before the opening of the NASDAQ stock market on July 2, 2020. The combined company’s common shares will trade on the New York Stock Exchange under ticker symbol “FHN,” and depositary shares representing interests in First Horizon Series B, C and D preferred shares will trade on the New York Stock Exchange under the ticker symbols “FHN PR B,” “FHN PR C” and “FHN PR D,” respectively.

Forward Looking Statements

This communication contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21 E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") with respect to First Horizon's beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon's reports filed with the U.S. Securities and Exchange Commission (the "SEC"), as well as the following factors, among others: the outcome of any legal proceedings that may be instituted against First Horizon; First Horizon’s success in executing its business plans and strategies and managing the risks involved in its merger with IBERIABANK; the potential impacts on First Horizon’s businesses of the coronavirus COVID-19 pandemic, including negative impacts from quarantines, market declines and volatility, and changes in customer behavior related to COVID-19; and other factors that may affect future results of First Horizon.

First Horizon cautions that the foregoing list of important factors that may affect future results is not exhaustive. Additional, and more general, factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon's Annual Report on Form 10-K for the year ended December 31, 2019, and in its quarterly report on Form 10-Q for the period ended March 31, 2020, both filed with the SEC and available in the "Investor Relations" section of First Horizon's website, http://www.FirstHorizon.com, under the heading "SEC Filings," and in other documents First Horizon has filed with the SEC, including its registration statement on Form S-4 (reg. no. 333-235757) and filings related to that registration statement.

About First Horizon

First Horizon National Corp. (NYSE:FHN), with $79 billion in assets, is a leading regional financial services company, dedicated to strengthening the lives of our associates, clients, shareholders, and communities. Headquartered in Memphis, TN, the banking subsidiary First Horizon Bank operates approximately 460 bank locations in 11 states across the Southeast. With more than 288 years of combined First Horizon Bank and IBERIABANK financial experience, the Company and its subsidiaries offer commercial, private banking, consumer, small business, wealth and trust management, retail brokerage, capital markets, fixed income, mortgage, and title insurance services. First Horizon is recognized as one of the nation's best employers by Fortune and Forbes magazines and a Top 10 Most Reputable U.S. bank. More information is available at www.FirstHorizon.com

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CONTACT:    Investor Relations, Ellen Taylor (901) 523-4450

Investor Relations, Aarti Bowman, (901) 523-4017

Media Relations, Silvia Alvarez, (901) 523-4465